Exhibit 23.3

CONSENT OF ASSOCIATION FOR IMAGE AND INFORMATION MANAGEMENT

November 28, 2012

Kofax Limited

15211 Laguna Canyon Road

Irving, CA 92618

Ladies and Gentlemen:

We hereby consent to Kofax’s usage and reference to all publicly available materials published by AIIM that are presented in the Registration Statement on Form F-1 (the “Registration Statement”) of Kofax Limited (the “Company”) and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Company’s initial public offering of its common shares. We further consent to the filing of this Consent as an exhibit to such Registration Statement.

ASSOCIATION FOR IMAGE AND INFORMATION MANAGEMENT

By:	/s/ John F. Mancini
John F. Mancini
President